CHAPTER 5 - PERSONAL ACCOUNT DEALING

5.1 - GENERAL PRINCIPLES

These standards are designed to provide protection to RV Capital, its related parties and its staff by restricting personal dealings by staff. It is also designed to preserve the reputation of RV Capital, its related parties and its staff in public markets, and is designed to be consistent with best practice in this area.

Time spent on personal investment is to be minimal and always secondary to company needs.

Staff must place the interests of the investor and RV Capital first at all times and avoid actual or potential conflict between personal interest and duty to investors and RV Capital.

Staff must not derive any personal advantage from information which is not generally available or which is obtained in the course of or by reason of employment with RV Capital. Acting on this information may be a serious offence under the insider trading provisions of the SFA.

5.2 - APPLICATION OF PA DEALING RULES

RV Capital views personal trades as falling into two broad categories:

1. Trades which may potentially involve material non-public information or micro-level company information available to the fund or where the positions held by the RV Funds or other clients managed by RV Capital may have some impact on the market for such securities. Without limiting the foregoing, some examples of such securities would be corporate bonds, credit default swaps, exotic options and equities. RV Capital’s restricted list will necessarily include all such securities so as to prevent employees from having any conflicting positions in their portfolios.

2. Trades which do not involve material non-public information or where the positions held by the RV Funds or other clients managed by RV Capital are insignificant compared to the size of the market. Without limiting the foregoing, some examples of such securities are foreign-exchange instruments, rates instruments and government bonds. RV Capital does not restrict employees from taking positions in such securities as we believe that individual positions in such securities will not impact RV Capital’s clients or the performance of the RV Funds and other clients managed by RV Capital. For example, a client of RV Capital may be short Japanese yen whereas an employee may have a real estate investment in Japan requiring them to be long Japanese yen. This would be a typical scenario where RV Capital employees may be permitted to take positions in their personal accounts opposite to the positions taken by RV Capital’s clients, since such positions will not pose any conflict of interest given the inability of one individual to influence such deep markets.

5.2.1- Employees

These Rules apply to all directors, officers, employees (including for the avoidance of doubt, those who are seconded or are employees of the Firm, the Firm’s NFA-designated branch office and/or any subsidiary) of RV Capital (collectively, "Employees") regardless of their seniority, division or geographical location

5.2.2- Connected Persons

Connected Person means any person in respect of whom an Employee has the ability to control or influence decisions in relation to personal account dealing. Employees are personally responsible for ensuring that their Connected Persons do not deal for their personal account in circumstances where, because of this policy, the Employee is prohibited from personal account dealing.

Connected Persons are those persons over whom the Employee exercises control and influence namely:-

(a) accounts of family members over which the Employee exercises any degree of control;

(b) accounts (including trusts or estates) over which an Employee has investment control;

(c) a company in which the Employee or a connected person above is either a director or a shareholder or has full or partial beneficial ownership and can reasonably be expected to have influence in relation to the investments of the company; or

(d) any other person over whom the staff member can reasonably be expected to have influence or control, and who can reasonably be expected to consult the staff member in relation to the investment of the person’s property or the exercise of any rights attaching to the person’s investments.

These rules cover all staff trading in securities and derivatives in which Employees or Connected Persons have a direct or indirect beneficial ownership. You must report all personal transactions in a security if you or a Connected Person have, or as a result of the transaction will acquire, any direct or indirect beneficial ownership in the security.

The term “beneficial ownership” is defined by SEC rules. Generally, and without limiting the application of relevant Singapore law, under SEC rules you are deemed to have beneficial ownership of any securities held in the name of:-

(a) your husband, wife or a minor child;

(b) a relative (including in-laws, step-children, or step-parents) sharing the same house; or

(c) anyone else if you:-

(i) obtain benefits substantially equivalent to ownership of the securities; or

(ii) can obtain ownership of the securities immediately or at some future time.

The employee is required to declare the interest in securities of his family members if he has actual knowledge of it and the interests of any other person which he has control over. It does not impose a duty on the Employee to make enquiries, or to make any declaration if he merely suspects that his family members have an interest in securities, unless such family member is sharing the same house and such interest will be deemed to be beneficial ownership under applicable SEC rules.

If an Employee nominally has a beneficial interest in an asset or account but does not exercise direct or indirect influence or control over that account, and provides no investment advice with respect to the investment decisions made with respect to that account, it can be exempted from these Rules.

It is a violation of these Rules for any Employee to arrange for (or facilitate) another person to trade in a security in which that Employee would be precluded from trading for his or her own account.

5.3 - PROHIBITED TRANSACTIONS

Subject to section 5.2 above, permission will not be given to Employees to transact in such securities for their own account or an account where they have a deemed interest, including where a Fund managed by RV Capital is trading or considering trading in a security.

Employees and their Connected Persons are prohibited from undertaking cross trades with RV Capital’s clients.

Short-selling of any securities, commodity future etc. recommended to clients by RV Capital for purchase is also prohibited.

5.4 - PRE-CLEARANCE AND REPORTING

The following transactions do not require pre-clearance:-

(a) Foreign Exchange Trading transactions;

(b) transactions in all non-Asian securities (excluding, for the avoidance of doubt, American

Depositary Receipts in connection with Asian securities);

(c) transactions in Government Bonds;

(d) transactions in mutual funds, exchange-traded funds and index-linked futures, in each case relating to an underlying broad-based basket of securities and which are not managed by RV Capital or its affiliates; and

(e) transactions in units of private funds managed by RV Capital subject to the restrictions in paragraph

5.3 above.

Pre-clearance is required for the following types of instruments:-

(a) all other Asian securities (listed & non-listed, and including American Depositary Receipts in connection with Asian securities);

(b) all Asian Corporate Bonds;

(c) all derivatives; and

(d) investment in IPOs.

Employees must seek prior approval from the Compliance Officer, before transacting in any security for their personal account or an account where they have deemed interest by the use of Personal Trade Authorization Request Form (Form F2). The approval is valid for two business days from the date of approval only. A new approval needs to be obtained for all uncompleted orders. The Compliance Officer reserves the final right to refuse to grant an approval.

5.5 - BLACKOUT PERIODS

Employees and Connected Persons may not buy or sell an instrument or investment on the same day that RV Capital (or the funds it advises) has raised a pending buy or sell order in the same instrument: (a) unless the order is withdrawn or (b) at least until 7 days before or after that order is executed.

Where it can be shown that there has been no impropriety and that there was no pre-trade knowledge by the employee of client transactions or proposed transactions, management may decide, based on the facts and at their discretion, not to require the employee to unwind their transaction.

5.6 - HOLDING PERIODS

In respect of the securities requiring pre-clearance stated in paragraph 5.4 above, employee personal securities transactions should be for investment purposes, and not for the purpose of generating short-term trading profits.

Employees are prohibited from profiting from the purchase and sale of the same (or equivalent) securities mentioned in the preceding paragraph, within 30 calendar days.

The CCO/CEO may give prior written approval to Employees to dispose of securities within this period in exceptional circumstances.

5.7 - OUTSIDE BROKERS

It is permitted to deal through an outside broker subject to the following conditions:-

(a) as a pre-condition to undertaking dealing, all accounts with outside brokers must be disclosed to the Compliance Officer upon joining RV Capital. These procedures apply to the account of employees and their connected persons; and

(b) when a new outside broker account is to be opened, the Compliance Officer must be notified in the quarterly personal account dealing form (Form 12) within 10 days after the end of the relevant calendar quarter. In addition, the brokerage statement relating to that new account for the relevant quarter should be submitted to the Compliance Officer in accordance with paragraph 5.8.3 below. Any employee who places personal share dealing orders through a non-disclosed or non-approved outside broker account may face disciplinary action.

5.8 - DISCLOSURES

The following disclosures and certifications are required:-

5.8.1- Initial Certification Form

Within 10 days of commencing employment at RV Capital, each employee shall submit an Initial Disclosure Form (Form F3) to Compliance Officer which discloses:-

(a) details of all current outside brokerage accounts;

(b) details of all Connected Persons;

(c) details of all securities currently held by the employee or any Connected Person; and

(d) directorships (or similar positions) of other companies.

The information must be current as of the date you become an employee at RV Capital.

5.8.2- Annual Disclosure Form

The Annual Disclosure Form (Form F1) must be completed by all employees on an annual basis and submitted to Compliance Officer within 7 days after year end, and the information must be current as of a date no more than 30 days prior to the date you submit each report.

5.8.3- Quarterly PA Trading Statements

All employees are required to forward their quarterly personal account dealing form (Form F12) and personal securities trading statements within 10 days after the end of each calendar quarter to the Compliance Officer. Reports are due on the 10th day of January, April, July and October. The January report must also include an annual listing of all non-exempt securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New employees must provide a listing of all non- exempt securities holdings as of the date of commencement of employment.

5.8.4- Register of Interests in Listed Specified Products

RV Capital and each of its representatives is required to keep an up-to-date register of their respective interests in listed specified products and enter into the register, within 7 days after the date of an acquisition/disposal of such products, particulars of such products.

Operationally, each representative should provide the above information to the Compliance Officer within 6 days after the date of an acquisition/disposal of such products, who will assist in maintaining such a register for representatives. Notwithstanding that operational assistance from the Compliance Officer, each representative will be responsible for maintaining an up-to-date register in relation to his/her respective interests.

Such registers will be kept at RV Capital’s principal place of business in Singapore and shall be made available to the MAS for inspection should the MAS so request.

“Listed specified products” means specified products that are listed for quotation, or quoted on an organized market that is operated by an approved exchange or a recognized market operator.

5.9 - CONSEQUENCES OF BREACH; RESPONSIBILITY TO REPORT

Adhering to the policies and standards of conduct discussed in this policy is one of the conditions of employment with RV Capital. Failure to comply with them may result in an employee being subject to disciplinary action. In extreme cases, the employee may be dismissed.

In addition, violation of the rules described in this policy may subject an employee to civil or criminal penalties under applicable laws and regulations.

If these rules for personal account dealing are breached, the Compliance Officer can recommend that the relevant trade is reversed.

If there is any financial gain, it will be donated to a charity of RV Capital’s choice. Any loss is for the account of the employee concerned.

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

CHAPTER 6 - BRIBERY, CORRUPTION, GIFTS AND ENTERTAINMENT

6.1 - CORRUPT PRACTICES INVESTIGATION BUREAU

The Corrupt Practices Investigation Bureau (CPIB) is an independent body which investigates and aims to prevent corruption in the public and private sectors in Singapore. The bureau is headed by a director who is directly responsible to the Prime Minister.

The bureau is responsible for safeguarding the integrity of the public service and encouraging corruption- free transactions in the private sector. It is also charged with the responsibility of checking on malpractices by public officers and reporting such cases to the appropriate government departments and public bodies for disciplinary action. Although the primary function of the bureau is to investigate corruption under the Prevention of Corruption Act, it is empowered to investigate any other sizeable offence under any written law which is disclosed in the course of a corruption investigation.

6.2 - PREVENTION OF CORRUPTION ACT (“PCA”)

No employee of RV Capital may abuse his/her authority or power for personal gain.

It is an offence for a person in Singapore either individually or with another person to corruptly solicit or receive or agree to receive or to corruptly give, promise or offer another person any gratification as an inducement to or reward for any person doing or forbearing to do anything. Similar prohibitions apply on an agent accepting or giving bribes for his principal. In either case, an offence has occurred which is punishable in Singapore by a fine of up to $100,000 and imprisonment for 5 years.

6.3 - GIFT AND HOSPITALITY POLICY

To reduce the likelihood of a breach of section 5 or 6 of the PCA, RV Capital has adopted the following policy as to gifts and hospitality:-

6.3.1- Accepting Gifts/Hospitality

Employees may accept the following from a Business Associate:-

(a) any normal business entertainment, such as a meal, which is not so frequent, costly or lavish as to influence the proper discharge of the employee’s duties or to raise any question of impropriety;

(b) advertising or promotional matter (up to a value of S$100) contributed in the normal course of business;

(c) gifts given on a festive occasion in accordance with customary practice and up to S$100 or equivalent in value; and

(d) gifts from family or friends unconnected with the employee’s duties and responsibilities.

With the exception of hong bao (lai see) of up to S$100 given on a festive occasion, employees must refuse any gift of cash, a gift certificate or a gift that is substantially the same as cash from a Business Associate.

Normal business entertainment means meals, outings (e.g. golf) sporting events, shows, theatre, concerts trips which is not so frequent, costly or lavish as to influence the proper discharge of the employee’s duties or to raise any question of impropriety.

Entertainment must be held in appropriate locations and be of appropriate nature taking into consideration the reputation of RV Capital. Pre-approval should be obtained from the CEO in case of entertainment expenses intended to be incurred on Government officials and central bankers.

Employees should not accept a gift if the nature of the benefit makes him/her feel obliged to show favor to the giver of the gift in any business dealings.

6.3.2- Notification

Employees must report all gifts valued $100 or above, which they receive from Business Associates to the Compliance Officer (including tickets to an event) on Form F7 (attached).

Employees will be advised by the Compliance Officer if the offer may be accepted or whether the gift or personal benefits should be returned to the donor or disposed of in some other way.

Regardless of acceptance, employees may be required to return gifts if so decided by the Compliance Officer. A register will be kept of all gifts notified to the Compliance Officer.

6.3.3- Giving Gifts/Hospitality

Employees should seek authorization from the Compliance Officer before engaging in any gift giving or and other promotional activities.

Generally, a gift from RV Capital to Business Associates should bear the RV Capital logo or name. Employees may give the following gifts to a Business Associate:

(a) any normal business entertainment, such as a meal, which is not so frequent, costly or lavish as to influence the proper discharge of the Business Associate’s duties or to raise any question of impropriety;

(b) advertising or promotional matter (up to a value of S$100) contributed in the normal course of business; and

(c) gifts given on a festive occasion in accordance with customary practice and up to S$100 or equivalent in value.

With the exception of hong bao (lai see) of up to S$100 given on a festive occasion, employees must not give any gift of cash, a gift certificate or a gift that is substantially the same as cash to a Business Associate.

Normal business entertainment means meals, outings (e.g. golf) sporting events, shows, theatre, concerts trips which is not so frequent, costly or lavish as to influence the proper discharge of the Business

Associate’s duties or to raise any question of impropriety.